Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of January 1, 2017, by and between Entravision Communications Corporation, a Delaware corporation (together with its successors and assigns permitted under the Agreement, the “Company”), and Walter F. Ulloa (the “Executive”) with reference to the following facts:

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement effective as of January 1, 2014 (the “Prior Agreement”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the Executive’s continued employment by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment.  The Company hereby agrees to the Executive’s employment, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

(a)Employment Term.  The term of the Executive’s employment under this Agreement shall commence as of January 1, 2017 (the “Effective Date”) and shall continue until December 31, 2019, unless earlier terminated in accordance with Section 4 or Section 5 hereof (such period, or until such later date to which the term of the Executive’s employment under the Agreement shall have been extended, is hereinafter referred to as the “Employment Term”).

(b)Duties and Responsibilities.  The Executive shall serve as Chairman and Chief Executive Officer of the Company.  During the Employment Term, the Executive shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to him by the Company’s Board of Directors (the “Board”).  Except to attend to those business interests of the Executive set forth on Schedule A attached hereto and incorporated herein by this reference, the Executive shall devote his full productive time and best efforts to the performance of his duties and responsibilities under this Section 1(b).

(c)Base Salary.  For all of the services rendered by the Executive hereunder for the first calendar year commencing on the Effective Date, the Company shall pay the Executive an annual base salary (“Base Salary”) of $1,250,000, payable in installments at such times as the Company shall pay its other senior level executives (but in any event no less often than monthly).  The Executive’s Base Salary shall be reviewed at least annually prior to each anniversary of the Effective Date and, in the discretion of the Compensation Committee (“Compensation Committee”) of the Board, the Executive’s Base Salary may be increased.  In reviewing increases in the Executive’s Base Salary, the Compensation Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of the Executive, performance considerations, and the nature and extent of salary

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increases given to other employees of the Company during the prior year.  In no event shall the Executive’s Base Salary be decreased to an amount less than $1,250,000 per annum.

(d)Annual Bonus.  In addition to the Base Salary provided for in Section 1(c) above, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) pursuant to such factors, criteria or annual bonus plan(s) of the Company as determined by the Compensation Committee from time to time.  The Executive’s annual target bonus under such plan(s) shall equal 100% of his Base Salary.  The Compensation Committee shall have the discretion to determine, on either a prospective or retrospective basis, the factors, criteria or annual bonus plan(s), including performance goals which must be met, if any, for such Annual Bonus to be paid to the Executive for each applicable year.  The Annual Bonus will be paid in the year following the annual calendar-year performance period to which it relates, as soon as practicable after the completion of the Company’s year-end audited financial statements.

(e)Equity Incentive Grants.  The Executive shall be eligible for grants of stock options, restricted stock and other equity incentives pursuant to the Entravision Communications Corporation 2004 Equity Incentive Plan (or any successor plan thereto) on the same terms applicable to the Company’s other executive officers.

(f)Automobile Allowance.  During the Employment Term, the Executive shall be entitled to receive a Two Thousand Dollars ($2,000) monthly automobile allowance, payable monthly in advance, in accordance with the Company’s normal payroll practices, which shall include all costs attendant to the use of the automobile, including, without limitation, liability and property insurance coverage, costs of maintenance and fuel.  Notwithstanding the foregoing, the amount of the monthly automobile allowance shall be reviewed by the Company annually.

(g)Benefit Coverages.  During the Employment Term, the Company shall provide medical and dental coverage for the Executive and the Executive’s dependents at no cost to the Executive (or reimburse Executive for his expenses incurred in connection therewith in accordance with the reimbursement provisions in Section 1(h) below); provided that if the provision of any such coverage under a fully-insured plan would subject the Company to an excise tax, then the foregoing provision shall cease to apply.  During such Employment Term, the Executive shall also be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, pension, profit sharing, savings and other retirement plans or programs, short-term and long- term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.

(h)Reimbursement of Expenses; Time Off; Residence.  The Executive shall be provided with full and prompt reimbursement of expenses related to his employment by the Company (including mobile telephone usage) on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.  The Executive will be entitled to discretionary time off in accordance with the policies established by the Company for its employees, as may be amended from time to time; provided, that in the event that the Executive is entitled to receive accrued vacation time in accordance with such policies the Executive will be entitled to receive no less than six (6) weeks per year of accrued vacation time.  The Executive will also be entitled to the paid holidays as set forth in the Company’s policies.  The Executive currently resides in the Westside Los Angeles, California area, and the Company agrees that he shall not be required to relocate his residence from that area without his prior written consent (which may be withheld in his sole discretion), or from any other area to which he may voluntarily move with the Company’s prior written consent, during the Employment Term.

(i)Tax Withholding.  The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

2.Indemnification; Insurance.  The Company shall indemnify the Executive to the fullest extent allowed by applicable law pursuant to that certain Indemnification Agreement dated as of August 1, 2000 by and between the Company and the Executive, as the same may be amended from time to time.  The Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, if any.

3.Proprietary Information; Non-Compete.

(a)Confidential Information.  The Executive recognizes and acknowledges that by reason of his employment by and service to the Company during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company’s business (“Confidential Information”).  The Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of his employment divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  The Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of the Executive or except when required to do so by law.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into the Executive’s possession during the course of his employment shall remain the property of the Company.  Except as required in the performance of the Executive’s duties for the Company, or unless expressly authorized in writing by the Company, the Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of the Executive’s employment, the Executive agrees immediately to return to the Company all written Confidential Information in his possession.

(b)Non-Compete; Non-Solicitation.  Except for those existing business activities set forth on Schedule A attached hereto, the Executive shall not engage in, independently or with others, any business activity of any type or description that is in competition with the Company.  Notwithstanding the foregoing, the Executive may own securities of publicly traded or private companies competitive with the business of the Company so long as such shares do not constitute five percent (5%) or more of the outstanding securities of any such company.  The Executive further agrees that for as long as this Agreement remains in effect and for a period of twelve (12) months after the termination of this Agreement by the Company or by the Executive, in each case for any reason whatsoever or for no reason whatsoever, the Executive will not induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

4.Termination.  The Employment Term shall terminate upon the occurrence of any one of the following events:

(a)Disability.  The Company may terminate the Employment Term if the Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Company by reason of his illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months.  In the event of such termination, the Executive shall be entitled to receive the Severance Package (as defined in Section 4(d)), which shall be paid as set forth in that Section.  In such event, the Company shall have no further liability or obligation to the Executive for compensation under this Agreement except as provided in this Section 4(a).  The Executive agrees, in the event of a dispute under this Section 4(a), to submit to a physical examination by a licensed physician selected by the Company.  The Company agrees that the Executive shall have the right to have his personal physician present at any examination conducted by the physician selected by the Company.

(b)Death.  The Employment Term shall terminate in the event of the Executive’s death.  In such event, the Company shall pay to the Executive’s executors, legal representatives or administrators, as applicable, the Severance Package (as defined in Section 4(d)), which shall be paid as set forth in that Section; provided, that with respect to the benefit provided in Section 4(d)(iv), the Executive’s estate or designated beneficiaries shall be entitled to any other benefits in accordance with applicable plans and programs of the Company.  In the event of the Executive’s death, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him except as provided in this Section 4(b).

(c)Termination by the Company With Cause.  The Company may terminate the Employment Term, at any time, for “Cause”, in which event all payments under this Agreement shall cease, except the Company shall pay to the Executive: (i) any amounts earned, accrued or owing but not yet paid pursuant to Section 1 above to the extent previously earned through the Termination Date, which shall be paid on the Termination Date, and (ii) a prorated bonus (paid in accordance with the timing provisions of Section 4(d)(iii)) in an amount equal to the product of: (x) the average of the Annual Bonuses received by the Executive for the two (2) years preceding the year of such termination, multiplied by (y) a fraction, the numerator of which is the number of days preceding the Termination Date in the then-current calendar year, and the denominator of which is 365 (i.e., the total number of days in such calendar year).  For purposes of this Agreement, the Executive’s employment may be terminated for “Cause” (i) immediately if the Executive is convicted of a felony or (ii) following the determination by the Board (without the Executive’s participation) that the Executive has engaged in intentional fraud, intentional misconduct or intentional misappropriation of Company assets.

(d)Termination by the Company Without Cause.  The Company may terminate the Employment Term, at any time, without Cause.  In the event the Executive is terminated without Cause, subject to Section 8, the Executive shall be entitled to receive:

(i)any amounts earned, accrued or owing but not yet paid pursuant to Section 1 above, which shall be paid on the Termination Date;

(ii)a cash payment in an amount equal to the greater of: (A) two (2) times the Executive’s then-current Base Salary, or (B) the amount of the Executive’s then-current Base Salary multiplied by a fraction, the numerator of which is the number of months remaining in the Term (with any partial months rounded up to the next highest number), and the denominator of which is 12 (i.e., the total number of months in a calendar year);

(iii)a cash payment in an amount equal to two (2) times the average Annual Bonus received by the Executive for the three (3) years preceding such termination, paid in a lump sum on the sixty-first (61st) day following the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

(iv)a continuation of all Benefit Coverages for which the Executive is eligible to participate as of the Termination Date in a fashion which is similar to those which the Executive is receiving immediately prior to the Termination Date (or reimbursement of the Executive’s expenses incurred in connection therewith) for a period of two (2) years after such termination without Cause; and

(v)notwithstanding any provision to the contrary in the Entravision Communications Corporation 2004 Equity Incentive Plan (or any agreement entered into thereunder or any successor stock compensation plan or agreement thereunder), (A) immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives that vest solely based on the passage of time granted to the Executive and outstanding immediately prior to the Termination Date; and (B) vesting of any performance based equity incentives awarded to the Executive and outstanding immediately prior to the Termination Date, such vesting to occur in accordance with the terms of their applicable award agreements and plans determined as if the Executive had not terminated employment with the Company.

Amounts payable and benefits to be received pursuant to subsections (i), (ii), (iii), (iv) and (v) of the preceding sentence of this Section 4(d) will be collectively referred to herein as the “Severance Package.”

Subject to Section 9, the amount payable under subsection (ii) shall be paid in twelve (12) equal monthly installments, commencing with the first payroll date that occurs coincident with or following the sixty-first (61st) day after the Executive’s “separation from service” within the meaning of Section 409A of the Code.  Subject to Section 9, each subsequent monthly installment shall thereafter be paid on a regularly scheduled payroll date of the Company.

(e)Constructive Termination Without Cause.

(i)Constructive Termination Without Cause shall mean a termination of the Executive’s employment at his initiative following the occurrence, without the Executive's written consent, of one or more of the following events:

(A)a material reduction in the Executive’s then current Base Salary;

(B)a material diminution in the Executive’s duties, title, responsibilities, authority as Chairman and Chief Executive Officer or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function in his then current position; and

(C)The relocation of the Company’s principal executive office to a location more than 20 miles from its present location in Santa Monica, California, but only if the Executive is required to change his principal place of employment to such new location.

(ii)In the event of a Constructive Termination Without Cause, subject to Section 8, the Executive shall be entitled to receive the Severance Package as if the Executive had been terminated by the Company without Cause under Section 4(d).

(iii)The Executive’s employment may be terminated by the Executive by written notice to the Company within ninety (90) days of the initial existence of the event constituting a Constructive Termination Without Cause; provided, however, that the Company shall be given a period of thirty (30) days from the date of receipt of such notice to cure any such event, and if the Company cures such event within such thirty (30) day period, the Executive shall be permitted to revoke his notice of termination.  The date of termination will not be more than 10 days following the end of such cure period.

5.Payments Upon a Change in Control.

(a)Definitions.  For all purposes of this Section 5, the following terms shall have the meanings specified in this Section 5(a) unless the context clearly otherwise requires:

(i)“Change in Control” means:

(A)a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation;

(B)a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company;

(C)a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(D)any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(E)on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(F)a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment of election.

(ii)“Termination Date” shall mean the effective date of the Executive’s Termination of Employment.

(iii)“Termination of Employment” shall mean the termination by the Company of the Executive's actual employment relationship with the Company.

(iv)“Termination Upon a Change in Control” shall mean that upon or within two (2) years after a Change in Control, there is a Constructive Termination Without Cause, or there is any other Termination of Employment other than (i) as a result of the Executive’s disability, as described in Section 4(a) above, (ii) the Executive’s death, as described in Section 4(b) above, or (ii) with Cause, as described in Section 4(c) above.

(b)Notice of Termination.  Any Termination Upon a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13 below.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than fifteen (15) days after the giving of such notice, except that if the termination is a Constructive Termination Without Cause, the date shall be thirty-one (31) days after the giving of such notice).

(c)Severance Compensation Upon Termination.  In the event of the Executive’s Termination Upon a Change in Control, subject to Section 8, the Executive shall be entitled to receive the Severance Package, except that:

(i)the payment provided in Section 4(d)(ii) shall be an amount equal to three (3) times the Executive’s then-current Base Salary;

(ii)the payment provided in Section 4(d)(iii) shall be an amount equal to three (3) times the average Annual Bonus received by the Executive for the three (3) years preceding such termination;

(iii)payment of the amount described in clauses (i) and (ii) shall be made in a lump sum on the sixty-first (61st) day following the Executive’s separation from service (within the meaning of Code Section 409A) from the Company; and

(iv)the provisions of Section 4(d)(v) shall also apply to all stock options, restricted stock units and any other equity incentives granted to the Executive after the Effective Date.

In such event, the Company shall have no further liability or obligation to the Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement.  A voluntary resignation by the Executive shall not be deemed a breach of this Agreement and shall not affect any rights of the Executive accrued through the date of such resignation.  Notwithstanding the foregoing, if the Change in Control event does not constitute a change in control within the meaning of Code Section 409A, then, any portion of the severance amount described in clause (i) of this Section 5(c) that is subject to Code Section 409A shall be paid in twelve (12) equal monthly installments as provided in Section 4(d).

6.Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any affiliate and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to the payments provided for in this Agreement, the Executive hereby waives his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7.Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

8.Release.  Receipt of the Severance Package pursuant to Sections 4(d), 4(e) or 5(c) shall be in lieu of all other amounts payable by the Company to the Executive and in settlement and complete release of all claims the Executive may have against the Company other than those arising pursuant to payment of the Severance Package.  Notwithstanding any provision in this Agreement to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement pursuant to Sections 4(d), 4(e) or 5(c), unless the Executive executes, delivers to the Company, and does not revoke (to the extent the Employee is allowed to do so), a general release within fifty-three (53) days of the Executive’s termination of employment with the Company, which shall set forth (i) a release of the Company and its affiliates, in such form as the Company may reasonably request, of all claims against the Company and its affiliates relating to the Executive’s employment and termination thereof, and (ii) an agreement to continue to comply with and be bound by, the provisions of Section 3 hereof.

9.Payments to Specified Employees.  Notwithstanding any other Section of this Agreement, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) and Treasury Regulation Section 1.409A-1(i) at the time of the Executive’s separation from service, payments or distributions of property to the Executive provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Code Section 409A), shall be deferred until the six (6) month anniversary of such separation from service to the extent required in order to comply with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2).  If any payments are required to be delayed pursuant to this Section 9, such payments will be made on the first regularly scheduled payroll date after the six (6) month anniversary of the Executive’s separation from service without interest thereon.

10.Mitigation.  There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

11.Change in Control Excise Tax.

(a)Notwithstanding anything to the contrary herein, if any portion of any payment or benefit under this Agreement, or under any other agreement with the Executive or plan of the Company or any affiliate (in the aggregate, “Total Payments”) would constitute an “excess parachute payment” and would, but for this Section 11(a), result in the imposition on the Executive of an excise tax under Code Section 4999 (“Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)Within forty (40) days following a separation of service that entitles or may entitle the Executive to the Severance Package or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 11(a) and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 11(a) or (y) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such National Tax Counsel opinion determines that Section 11(a)(ii) applies, then the payments and benefits hereunder or any other payments or benefits determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Executive (on the basis of the relative present value of the parachute payments).

(c)For purposes of this Agreement: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein.  Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4); (B) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (C) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (D) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the separation of service occurs or notice described in Section 11(c) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)If such National Tax Counsel so requests in connection with the opinion required by this Section 11, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(e)This Section 11 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 11 shall be cancelled without further effect.

12.Arbitration; Expenses.

(a)In the event of any dispute under the provisions of this Agreement, other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Los Angeles, California in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) shall be paid as determined by the arbitrators.

(b)In the event of an arbitration or lawsuit by either party to enforce the provisions of this Agreement following a Change in Control, if the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, he shall be entitled to recover from the Company the reasonable costs, expenses and attorneys’ fees he has incurred attributable to such issue.

13.Notices.  Any notice required to be given hereunder shall be delivered personally, shall be sent by first class mail, postage prepaid, return receipt requested, by overnight courier, or by facsimile, to the respective parties at the addresses given below, which addresses may be changed by the parties by notice conforming to the requirements of this Agreement.

If to the Company:	Entravision Communications Corporation Attention: General Counsel 2425 Olympic Boulevard, Suite 6000 West Santa Monica, California 90404

If to the Executive:	Walter F. Ulloa 15304 Sunset Boulevard, Suite 204 Pacific Palisades, California 90272

Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee four (4) days after deposit in the mail, if all of the foregoing conditions of notice shall have been satisfied.  All facsimile communications shall be deemed delivered and received on the date of the facsimile, if (i) the transmittal form showing a successful transmittal is retained by the sender, and (ii) the facsimile communication is followed by mailing a copy thereof to the addressee of the facsimile in accordance with this Section 13.  Any communication sent by overnight courier shall be deemed delivered on the earlier of proof of actual receipt or the first day upon which the overnight courier will guarantee delivery.

14.Contents of Agreement; Amendment and Assignment.

(a)This Agreement supersedes all prior agreements, including, without limitation, the Prior Agreement, and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. To the extent that Executive was eligible to receive any amounts in respect of Base Salary, Annual Bonus or other compensation under the Prior Agreement that were not received by Executive (other than any Annual Bonus earned with respect to the period ending December 31, 2013 that has not yet been paid) , Executive hereby waives the right to receive any such amounts and releases the Company from any obligation to pay any such amounts.

15.Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.Beneficiaries; References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

18.Compliance with Section 409A of the Code.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.Recoupment.  Notwithstanding anything in this Agreement to the contrary, all incentive compensation payments to the Executive hereunder are subject to recoupment by the Company pursuant to the recoupment policy approved by the Board, as it may be amended from time to time or as otherwise may be required by law from time to time hereafter.

20.Captions.  All section headings and captions used in this Agreement are for convenience only and shall in no way define, limit, extend or interpret the scope of this Agreement or any particular section hereof.

21.Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

22.Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California without giving effect to any conflict of laws provisions.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

“Company”	ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation

	By:	/s/ Mark Boelke
Mark Boelke
General Counsel, Vice President of Legal Affairs and Secretary

“Executive”		/s/ Walter F. Ulloa
Walter F. Ulloa

[Signature Page to Employment Agreement]